                                                                    EXHIBIT 4.48

                          REDACTED FOR CONFIDENTIALITY

REDACTED                                       CONFIDENTIAL TREATMENT REQUESTED
                                               --------------------------------
                                               The asterisked portions of this
                                               document have been omitted and
                                               are filed separately with the
                                               Securities and Exchange
                                               Commission

121201 License Reference No. __________ AGREEMENT with an effective date of January 1, 2001, between
                                           INTERNATIONAL BUSINESS MACHINES
                                           CORPORATION, a New York corporation
                                           (hereinafter called IBM), and
                                           CHARTERED SEMICONDUCTOR
                                           MANUFACTURING LTD., a
                                           corporation of Singapore
                                           (hereinafter called CHRT).

         Whereas, the parties desire to extend their License Agreement with an Effective Date of January 1, 1995 to extend its term and to amend certain definitions and other terms as provided herein.

         Whereas, each of the parties has the right (as GRANTOR herein) to grant licenses to the other party (as GRANTEE herein) under certain patents and desires to acquire a ********** license under such patents of the other party.

         Whereas, each of the parties expects to continue research and development which will produce further patents and each party may require a ********** license under such patents of the other party.

         Whereas, in the interest of simplifying the record keeping and accounting processes required with a full running royalty license for CHRT Licensed Products, the parties have mutually agreed to this simplified, fixed royalty percentage license based on CHRT's worldwide net revenue.

         Now, therefore, in consideration of the premises and mutual covenants herein contained, IBM and CHRT agree as follows:

Section 1.            Definitions

1.1 "IBM Licensed Patents" shall mean all patents having claims reciting methods or apparatus for manufacturing, assembling, testing and packaging Semiconductor Apparatus:

1.1.1 issued or issuing on patent applications entitled to an effective filing date prior to December 31, 2005;

1.1.2 which, but for this Agreement, would be infringed by CHRT's making, using, importing, leasing, offering for sale, selling or otherwise transferring a CHRT Licensed Product in the country in which such patent exists; and

1.1.3 under which patents or the applications therefor IBM or any of its Subsidiaries now has, or hereafter obtains, the right to grant licenses to CHRT of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by IBM or its Subsidiaries to third parties (except for payments between IBM and its Subsidiaries, and payments to third parties for
         inventions         made by said third parties while employed by IBM
         or any of its Subsidiaries).

The term "IBM Licensed Patents" shall also include said patent applications and any patent reissuing on any of the aforesaid patents.

1.2      "IBM Licensed Products" shall mean Semiconductor Apparatus.

1.3 "Integrated Circuit" shall mean an integral unit including a plurality of active and/or passive circuit elements formed at least in part of Semiconductor Material and associated on, or in, one substrate comprising the first level of packaging for such elements; such unit forming or contributing to the formation of a circuit for performing electrical or electronic functions.

1.4 "Semiconductor Apparatus" shall mean Semiconductor Material, Semiconductor Device, Semiconductor Circuit, Integrated Circuit and/or Semiconductor Memories and any combination of such apparatus with other such apparatus;

1.5 "Semiconductor Circuit" shall mean a circuit in which one or more Semiconductor Devices are interconnected in one or more paths (including passive circuit elements, if any) for performing fundamental electrical or electronic functions and, if provided therewith, housing and/or supporting means therefor.

1.6 "Semiconductor Device" shall mean a device and any material therefor, including but not limited to device structures such as transistors, diodes, capacitors, resistors, conductors and dielectrics, comprising a body of one or more Semiconductor Materials and one or more electrodes associated therewith and, if provided therewith, housing and/or supporting means therefor.

1.7 "Semiconductor Material" shall mean any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity, over some temperature range, increases with increases in temperature. Such materials shall include, but not be limited to, refined products, reaction products, reduced products, mixtures and compounds.

1.8 "Semiconductor Memory" shall mean any instrumentality or aggregate of instrumentalities, which instrumentality or aggregate is designed only for storing digital information, intelligence or data by selectively setting or presetting detectable states in Semiconductor Material forming at least a part of such instrumentality or aggregate, such instrumentality or aggregate may include powering means and auxiliary and/or support circuits (such as regeneration means, true-complement generations means, address decoding means, sensing means and selection means) to control the flow of such information, intelligence or data into and out of such Semiconductor Memory.

1.9 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

1.9.1 more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

1.9.2 which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.10 "CHRT Licensed Patents" shall mean all patents, including utility models and including design patents and registrations for type fonts (but not including any other design patents or registrations):

1.10.1 issued or issuing on patent applications entitled to an effective filing date prior to December 31, 2005;

1.10.2 which, but for this Agreement, would be infringed by IBM's making, using, importing, leasing, offering for sale, selling or otherwise transferring an IBM Licensed Product in the country in which such patent exists; and

1.10.3 under which patents or the applications therefor CHRT or any of its Subsidiaries now has, or hereafter obtains, the right to grant licenses to IBM of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by CHRT or its Subsidiaries to third parties (except for payments between CHRT and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by CHRT or any of its Subsidiaries).

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission


The term "CHRT Licensed Patents" shall also include said patent applications and any patent reissuing on any of the aforesaid patents.

1.11     "CHRT Licensed Products" shall mean Semiconductor Apparatus.

1.12 "CHRT Elected Country" shall mean one additional country where CHRT owns, controls or has contracted for its use, physical assets and/or real property for the manufacture of CHRT Licensed Products during the term of this Agreement. CHRT shall provide written notice to IBM of the CHRT Elected Country no later than ninety (90) days after manufacturing begins in such country and no country shall be deemed to be a CHRT Elected Country in the absence of such notice.

Section 2.            Licenses

2.1 Subject to the provisions of Section 2.4, IBM on behalf of itself and its Subsidiaries grants to CHRT a ********** license under the IBM Licensed
Patents:

2.1.1 to make CHRT Licensed Products only in Singapore and one CHRT Elected Country;

2.1.2 to use, import, and lease, offer for sale, sell or otherwise transfer CHRT Licensed Products worldwide;

2.1.3 to use any apparatus in the manufacture or testing of CHRT Licensed Products and to practice any method or process in such manufacture or testing of CHRT Licensed Products; and

2.1.4 to have CHRT Licensed Products made in whole or in part by another manufacturer for the use and/or lease, offer for sale, sale or other transfer by CHRT only when the designs and specifications for such CHRT Licensed Products were provided by CHRT to the other manufacturer, whether developed by CHRT or received by CHRT from customers to whom the Licensed Products are to be sold; provided, however, the license under this section 2.1.4:

2.1.4.1                    shall only be under claims of IBM Licensed

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission



                           Patents, the infringement of which would be necessitated by compliance with such designs and specifications; and

2.1.4.2 shall not apply to any CHRT Licensed Products in the form manufactured or marketed by said other manufacturer prior to CHRT's furnishing of said designs and specifications.

         Unless CHRT informs IBM to the contrary, CHRT shall be deemed to have authorized said other manufacturer to make said CHRT Licensed Products under the license granted to CHRT in this Section 2.1.4 when the conditions specified herein are fulfilled. Within thirty (30) days of a written request identifying a product and a manufacturer, CHRT shall inform IBM of the quantity of such product, if any, manufactured by such manufacturer.

In the event that neither IBM nor any of its Subsidiaries has the right to grant a license under any particular IBM Licensed Patent of the scope set forth above in this Section 2.1, then the license granted herein under said IBM Licensed Patent shall be of the broadest scope which IBM or any of its Subsidiaries has the right to grant within the scope set forth above.

2.2 Subject to the provisions of Section 2.3, CHRT on behalf of itself and its Subsidiaries grants to IBM a worldwide, fully paid-up, ********** license under the CHRT Licensed Patents:

2.2.1             to make, use, import, and lease, offer for sale, sell or
           otherwise transfer IBM Licensed Products;

2.2.2             in the manufacturing or testing of IBM Licensed Products,
           to use any apparatus and practice any method or process; and

2.2.3 to have IBM Licensed Products made by another manufacturer for the use and/or lease, offer for sale, sale or other transfer by IBM only when the designs and specifications for such IBM Licensed Products were created by IBM (either solely or jointly with one or more third parties); provided, however, the license under this Section 2.2.3:

2.2.3.1 shall only be under claims of CHRT Licensed Patents, the infringement of which would be necessitated by compliance with such designs and specifications; and

2.2.3.2 shall not apply to any IBM Licensed Products in the form manufactured or marketed by said other manufacturer prior to IBM's furnishing of said designs and specifications.

         Unless IBM informs CHRT to the contrary, IBM shall be deemed to have authorized said other manufacturer to make said IBM Licensed Products under the license granted to IBM in this Section 2.2.3 when the conditions specified herein are fulfilled. Within thirty (30) days of a written request identifying a product and a manufacturer, IBM shall inform CHRT of the quantity of such product, if any, manufactured by such manufacturer.

In the event that neither CHRT nor any of its Subsidiaries has the right to grant a license under any particular CHRT Licensed Patent of the scope set forth above in this Section 2.2, then the license granted herein under said CHRT Licensed Patent shall be of the broadest scope which CHRT or any of its Subsidiaries has the right to grant within the scope set forth above.

2.3 No license or immunity is granted by CHRT either directly or by implication, estoppel or otherwise to any third parties acquiring items from IBM for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination, even if such acquired items have no substantial use other than as part of such a combination.

2.4 No license or immunity is granted by IBM either directly or by implication, estoppel or otherwise to any third parties acquiring items from CHRT for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination, even if such acquired items have no substantial use other than as part of such a combination; except that IBM shall not make any claim of infringement against third parties of any IBM Licensed Patents with respect to products acquired by such third parties from CHRT, even if such products are combined with other products.

2.5 The parties agree that CHRT is not paying under this Agreement for any rights under any IBM patents claiming the design, architecture or operation of Semiconductor Apparatus and that no rights under any such IBM patents are granted herein to CHRT or any third parties, either expressly or by implication. The parties further agree that IBM's sole recourse with respect to past, present or future claims of infringement of IBM patents not licensed herein to CHRT, which claims are based upon the design, architecture or operation of CHRT Licensed Products designed by third parties and manufactured, sold, leased or otherwise transferred by CHRT, shall be against third parties who acquire such CHRT Licensed Products, and IBM shall have no recourse of any such claims of infringement against CHRT with respect to such unlicensed IBM patents.

Section 3.        Extension of License to Subsidiaries

3.1 The licenses granted herein shall include the right of the parties hereto to sublicense their respective Subsidiaries and the right of such sublicensed Subsidiaries to sublicense other Subsidiaries. Each sublicensed Subsidiary shall be bound by the terms and conditions of this Agreement (other than those of Section 5) as if it were named herein in the place of the party with whom the sublicense originated. If a Subsidiary ceases to be a Subsidiary and holds any patents or patent applications under which a party hereto is licensed, such licenses shall continue for the term of such party's license. Any sublicense granted to a Subsidiary shall terminate on the date such Subsidiary ceases to be a Subsidiary.

Section 4.            Releases

4.1 IBM, on behalf of itself and its Subsidiaries which are Subsidiaries as of the date of this Agreement, shall irrevocably release CHRT, its Subsidiaries which are Subsidiaries as of the date of this Agreement, and its and their respective customers, mediate and immediate, from any and all claims of infringement of any IBM Licensed Patents, which claims have been made or which might be made at any time, with respect to any item manufactured, used, leased, sold or otherwise transferred by CHRT or its Subsidiaries before the effective date of this Agreement, and with respect to any method practiced or Semiconductor Device made in the manufacture or use of such item, to the extent that such item or method or Semiconductor Device would have been licensed or the subject of any immunity hereunder had it been manufactured, used, or leased, sold or otherwise transferred or practiced by CHRT after the date of this Agreement. The release contained herein shall not apply to any person other than those specified in this Section 4.1 and shall not apply to the manufacture of such items by any person other than CHRT or its Subsidiaries.

4.2 CHRT, on behalf of itself and its Subsidiaries which are Subsidiaries as of the date of this Agreement, hereby irrevocably releases IBM, its Subsidiaries which are Subsidiaries as of the date of this Agreement, and its and their respective customers, mediate and immediate, from any and all claims of infringement of any CHRT Licensed Patents, which claims have been made or which might be made at any time, with respect to any item manufactured, used, or leased, sold or otherwise transferred by IBM or its Subsidiaries before the effective date of this Agreement, and with respect to any method practiced in the manufacture or use of such item, to the extent that such item or method would have been

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission


licensed or the subject of any immunity hereunder had it been manufactured, used, or leased, sold or otherwise transferred or practiced by IBM after the date of this Agreement. The release contained herein shall not apply to any person other than those specified in this Section 4.2 and shall not apply to the manufacture of such items by any person other than IBM or its Subsidiaries.

Section 5.                 Payment

5.1 As consideration for the licenses and other rights granted by IBM to CHRT herein, CHRT, on behalf of itself and its Subsidiaries, shall pay a royalty to IBM, no portion of which shall be refundable, at a rate computed at the following percentages of CHRT's worldwide Net Revenue, which royalty shall be due and payable in installments as specified under Section 5.1.1 (where "Net Revenue" or "NR" means total revenue for a calendar year based on the CHRT's net revenue as such term is used and reported in CHRT's periodic filings with the United States Securities and Exchange Commission as required by the Securities Exchange Act of 1934):

              Net Revenue range                         Royalty percentage(%)
         (M = millions of US dollars)                     for the NR range
         ---------------------------                      ------------------
         **************************                       ***************
         **************************                       ***************
         **************************                       ***************
         **************************                       ***************

         Sample royalty calculation, where NR = ***********:
         Royalty due = ************ * ************* * **************
         Royalty due = ******** * ******** * ********
         Royalty due = ********

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission


5.1.1 CHRT shall pay the royalty due under Section 5.1 in installments (in U.S. dollars) as follows: (a) Royalties accrued during the period commencing on January 1, 2001 through and including September 30, 2001 shall be payable before December 21, 2001;

(b) Royalties accrued during the annual calendar year periods commencing on January 1, 2002 through December 31, 2004 and the period commencing on January 1, 2005 through September 30, 2005 shall be calculated by the following method and payable before December 21 in each of the years 2002, 2003, 2004, and 2005.

         ********************************************* *
         ********************************************* *
         *********************************************; and

(C) Royalties accrued during the period commencing on October 1, 2005 through December 31, 2005 shall be calculated by the following method and payable before March 20, 2006.

         ********************************************* *
         *********************************************

On or before the payable date of each payment under Section 5.1.1(a)-(c), CHRT shall provide to IBM a written report containing the information specified in
Section 5.1.2.

5.1.2 CHRT's written report shall be certified by an officer of CHRT and shall contain the following information:

(a) the Net Revenue for each applicable accounting period; and

(b) the calculation of and the aggregate amount of all royalties due.

In the event no royalties are due, CHRT's report shall so state.

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission


Upon payment of all of the installments specified above in Section 5.1, the license, immunities and other rights granted to CHRT in this Agreement shall be fully paid up for the term of said rights.

5.2 CHRT shall be liable for interest on any overdue payment required to be made pursuant to Section 5, commencing on the date such payment becomes due, at an annual rate which is the greater of ********* or ************* than the prime interest rate as quoted by the head office of Citibank N.A., New York, at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

5.3 If an installment payment set forth in Section 5.1 is not made by its due date, and if such payment, plus interest pursuant to Section 5.2, is not made prior to forty-five (45) days after notice from IBM of the delinquency, then, at IBM's sole option, either:

5.3.1 all of the above installment payments which were due after such notice shall automatically become due and payable in full on the forty-fifth day after such notice without presentment, demand or additional notice of any kind (all of which are hereby expressly waived); or

5.3.2 all licenses and other rights granted herein to CHRT shall automatically terminate on the forty-fifth day after such notice; CHRT shall remain obligated to pay all installments which had become due prior to such notice (plus interest thereon) and CHRT shall not be obligated to make any other payments.

IBM's election of the option set forth in Section 5.3.1 or 5.3.2 shall be stated in such notice. Such notice shall be given as stated in Section 9 herein.

5.4 CHRT may deduct or withhold, in accordance with applicable law, from the payments payable to IBM, any income or withholding taxes imposed by its national government, including any political subdivision thereof. CHRT shall furnish IBM the appropriate documentary proof of any such payment made to the relevant authorities.

Section 6.            Other License Rights

6.1 It is recognized that the parties hereto or their respective Subsidiaries may now have, or hereafter obtain, the right to grant licenses under one or more patents of any country, including utility models and including design patents and registrations for type fonts (but not including any other design patents or registrations), issuing on patent applications entitled to an effective filing date prior to December 31, 2005 and under the patent applications therefor, but that such grant or the exercise of rights thereunder shall result in payment of royalties or other consideration by GRANTOR or its Subsidiaries to third parties. Each party (as GRANTOR herein) agrees that, upon written request, it shall grant to the other party to the extent and subject to the terms and conditions under which it then has the right to do so, a license of the broadest scope which GRANTOR has the right to grant at any time but of no greater scope than the scope of the licenses granted herein with respect to any such patent or patent application. Such license shall be granted under a separate agreement, upon payment of the same royalty or other consideration as that which GRANTOR or any of its Subsidiaries is obligated to pay to a third party because of the grant of such license or the exercise of rights thereunder.

6.2 Upon written request by a party, the other party shall inform the requesting party of those patents or patent applications coming within the scope of Section 6.1 at the time of such request.

REDACTED                                      CONFIDENTIAL TREATMENT REQUESTED
                                              --------------------------------
                                              The asterisked portions of this
                                              document have been omitted and are
                                              filed separately with the
                                              Securities and Exchange Commission


Section 7.            Term of Agreement

7.1 The term of this Agreement shall be from the effective date of this Agreement until December 31, 2005.

7.2 If one party (referred to in this Section 7.2 as the Acquired Party) is acquired by a third party becoming a Subsidiary of such third party:

7.2.1 said Acquired Party shall promptly give notice of such acquisition to the other party;

7.2.2 all rights granted hereunder to said Acquired Party together with any sublicenses theretofore granted by said Acquired Party shall terminate on a termination date one hundred and eighty (180) days after the date of such acquisition;

7.2.3 all licenses and immunities granted herein to said other Party under any patents issuing on patent applications having an effective filing date subsequent to said termination date and under said patent applications shall terminate; and

7.2.4 said Acquired Party shall be entitled, upon request made within one hundred and eighty (180) days after the date of such acquisition, to a nontransferable, *************** license under said other party's Licensed Patents (including the right to sublicense its Subsidiaries) to make, use, lease and sell only products identical with those manufactured and marketed by said Acquired Party within the licenses granted in this Agreement prior to such acquisition. As consideration for such license, said Acquired Party shall be required to pay to said other party all payments which said Acquired Party would have been obligated to pay after the date of acquisition pursuant to
         Section 5 of this Agreement. Such license shall be terminable by said Acquired Party upon any date a payment is due, by giving written notice of termination thirty (30) days prior to such due date and paying all payments due on such date.

Section 8.            Warranty

8.1 Each party represents and warrants that it has the full right and power to grant the license, immunities and release set forth in Sections 2 and 4 and that there are no outstanding agreements, assignments or encumbrances inconsistent, with the provisions of said Sections or with any other provision of this Agreement. Each party (as a GRANTOR), further represents and warrants that prior to the execution of this Agreement it has informed the other party of any patent originating from inventions made by employees of GRANTOR or its Subsidiaries, which patent is now owned by GRANTOR or its Subsidiaries and which patent, owing to prior arrangements with third parties, does not, or shall not, qualify as a GRANTOR Licensed Patent, under which licenses are granted of the full scope set forth in Section 2.1. Neither party makes any other representations or warranties, express or implied, nor does either party assume any liability in respect of any infringement of patents or other rights of third parties owing to the other party's operation under the license herein granted.

Section 9.            Communications

9.1 Payments shall be made by electronic funds transfer and shall be deemed to have been made on the date they are credited to IBM's account. Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party, and shall be deemed to have been made or given on the date of mailing. The addresses are as follows:

9.1.1                      For electronic funds transfers of payments:

                  IBM, Director of Licensing
                  The Bank of New York
                  1 Wall Street
                  New York, New York 10286
                  United States of America
                  Credit Account No. 890-0209-674
                  ABA No. 0210-0001-8

9.1.2                      For mailing to IBM:

                  Director of Licensing
                  IBM Corporation
                  North Castle Drive MD-NC-119
                  Armonk, NY 10504-1785
                  United States of America

9.1.3                      For facsimile transmission to IBM:

                  (914) 765-4380

9.1.4                      For mailing to CHRT:

                The Legal Department
                Chartered Semiconductor Manufacturing Ltd.
                60 Woodlands, Industrial Park D, Street 2
                Singapore 738406


9.1.5                      For facsimile transmission to CHRT:

                  65-360-4970

Section 10.       Assignments

10.1 Neither party shall assign or grant any right under any of its patents or the applications therefor, which qualify as such party's Licensed Patents, or any of its patents or the applications therefor or rights which are subject to the other party's rights pursuant to Section 6, unless such assignment or grant is made subject to the terms and conditions of this Agreement. Subject to the provisions of Section 3, neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party. Any attempted assignment in derogation of the foregoing shall be void.

Section 11.       Know-How and Trade Secrets

11.1 No license or other right is granted herein to either party, directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how, and no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. Except as specifically provided herein, neither party is required hereunder to furnish or disclose to the other any technical or other information.

Section 12.       Applicable Law

12.1 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, United States of America, as such law applies to contracts signed and fully performed in such State.

Section 13.       Miscellaneous

13.1 Nothing contained in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any of its Licensed Patents and either party is free to contest in any proceeding said validity or scope.

13.2 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing); and each party hereto agrees not to use or refer to this Agreement or any provision thereof in any promotional activity associated with apparatus licensed hereunder, without the express written approval of the other party.

13.3 Nothing contained in this Agreement shall be construed as conferring on either party any license or other right to copy the exterior design of the products of the other party.

13.4 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, to or under copyrights or mask work or similar rights, or with respect to computer programs under any form of statutory protection now existing or hereafter enacted, in any country or countries, wherein the copying of a computer program is a requisite of infringement under such form of protection.

13.5 Nothing contained in this Agreement shall be construed as limiting the rights which the parties have outside the scope of the licenses granted hereunder, or restricting the right of either party or any of its Subsidiaries to make, have made, use, lease, sell or otherwise dispose of any particular product or products not herein licensed.

13.6 Each party shall, upon request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and rights granted hereunder. If such licenses or rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in that event a statement of the nature of such restriction shall be provided.

13.7 Neither of the parties hereto, nor any of their respective Subsidiaries shall be required hereunder to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to the other party or its Subsidiaries, or to disclose any inventions described or claimed in such patent applications.

13.8 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. In addition, neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents.

13.9 If a third party has the right to grant licenses under a patent to a party hereto (as a licensee) with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said licensee on whatever terms and conditions such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party's so licensing said licensee within the scope of the license granted under Section 2 of this Agreement.

13.10 Either party's Licensed Products leased, sold or otherwise transferred by a party hereto or its sublicensed Subsidiary shall be considered to be licensed under any of the other party's Licensed Patents which at any time covers such Licensed Products, notwithstanding that the Licensed Product has been re-leased, re-sold or re-transferred by any entity in the same or another country.

13.11 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party, in which event it shall be effective as of the later of:

13.11.1  the date of this Agreement first above written; or

13.11.2 the date on which all necessary Singapore government approvals are obtained.

If approvals referred to in Section 13.11.2 are required in order for CHRT to perform its obligations under this Agreement, and all of such approvals are not obtained within one hundred and twenty (120) days of the signing of this Agreement by IBM, IBM, at its sole discretion, may void this Agreement, ab initio. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

13.12 This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

13.13 The intent of the parties is to grant limited licenses to each other as specified in Section 2. If anything in Section 2 is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, either party shall have the right to terminate this Agreement. If anything in any other

Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such other Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

13.14 The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first above written.

                                            INTERNATIONAL BUSINESS
                                            MACHINES CORPORATION

                                            By
                                              ----------------------------------
                                                   Gerald Rosenthal
                                                    Vice President

                                            Date:
                                                 -------------------------------


                                            CHARTERED SEMICONDUCTOR
                                            MANUFACTURING LTD.

                                            By
                                              ----------------------------------
                                                       Barry Waite
                                                   President & CEO

                                            Date:
                                                 -------------------------------